                                                                   EXHIBIT 23.2

29 December 2000

The Directors
MindArrow Systems Inc
101 Enterprise, Suite 340
Aliso Viejo
California 92656


Dear Sirs,

RE: Fusionactive.com Limited

We have issued our report dated August 11, 2000 accompanying the financial statements of Fusionactive.com Limited contained in the Amendment to the Registration Statement and Prospectus (dated December 29, 2000). We consent to the use of the aforementioned report in the Amendment to the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts".


Yours faithfully


Grant Thornton
Hong Kong